June 29, 2016

FOR IMMEDIATE RELEASE

Contacts:
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
BB&T Investor Relations	BB&T Investor Relations	BB&T Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1470
AGreer@BBandT.com	TGjesdal@BBandT.com	Contact via email

BB&T announces Federal Reserve’s response to its CCAR capital plan

WINSTON-SALEM, N.C. - BB&T Corporation (NYSE: BBT) today announced the board of governors of the Federal Reserve System accepted its capital plan and did not object to its proposed capital actions.

The capital actions include a recommendation to increase the quarterly dividend $0.02 to $0.30, a 7 percent increase. This action will be considered by the board at its July 26 meeting. The plan also incorporates other uses of capital including the two completed acquisitions (National Penn Bancshares and Swett & Crawford) and capital distributions of up to $640 million in share repurchase transactions beginning in the third quarter of 2016.

“We are pleased to receive the Federal Reserve’s non-objection to our plan to increase dividends and authorize a share repurchase program,” said Chairman and Chief Executive Officer Kelly S. King. “This allows us to provide one of the strongest dividend payouts among regional banks. It also demonstrates BB&T’s continued capital strength and our commitment to serving our clients and communities, as we generate long-term benefits for our shareholders.”

BB&T submitted its capital plan, approved by its board of directors, to the Federal Reserve, FDIC and the North Carolina Commissioner of Banks in April 2016 as part of the Comprehensive Capital Analysis and Review of 33 bank holding companies.

About BB&T
BB&T is one of the largest financial services holding companies in the U.S. with approximately $212.4 billion in assets and market capitalization of approximately $26.0 billion, as of March 31, 2016. Based in Winston-Salem, N.C., the company operates 2,263 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is recognized consistently for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates, and others. BB&T also has been named one of the World’s Strongest Banks by Bloomberg Markets Magazine, one of the top three in the U.S. and in the top 15 globally. More information about BB&T and its full line of products and services is available at BBT.com.

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